SKADDEN, ARPS, SLATE, MEAGHER & FLOM LLP
                             Four Times Square
                       New York, New York 10036-6522
                         Telephone: (212) 735-3000
                         Facsimile: (212) 735-2000


                                                              March 13, 2000



VIA EDGAR
---------

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC  20549

                  Re:  Transportation Technologies Industries, Inc.
                       --------------------------------------------

Ladies and Gentlemen:

         On behalf of Transportation Technologies Industries, Inc., a Delaware corporation (the "Company"), transmitted herewith for filing pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and Rule 12g-4 promulgated thereunder, and
Section 12(h) of the Exchange Act and Rule 12h-3 promulgated thereunder, is a copy of the Company's Form 15 with respect to the Company's common stock, par value $0.01 per share, the Company's 11 3/4% Senior Subordinated Notes Due 2005 and the Company's 11 3/4% Series C Senior Subordinated Notes Due 2005.

         Please telephone the undersigned at (212) 735-2614 with any questions with respect to the filed document.

                               Very truly yours,

                               /s/  Jason A. Camhi
                               -------------------

                               Jason A. Camhi




                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                               --------------

                                  FORM 15

                               --------------

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
    UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                      COMMISSION FILE NUMBER: 0-21830

                TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.
-------------------------------------------------------------------------------
           (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                     980 N. MICHIGAN AVENUE, SUITE 1000
                          CHICAGO, ILLINOIS 60111
                               (312) 280-8844
-------------------------------------------------------------------------------
     (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
            CODE, OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                  COMMON STOCK, PAR VALUE $0.01 PER SHARE
                 11 3/4% SENIOR SUBORDINATED NOTES DUE 2005
            11 3/4% SERIES C SENIOR SUBORDINATED NOTES DUE 2005
-------------------------------------------------------------------------------
          (TITLE OF EACH CLASS OF SECURITIES COVERED BY THIS FORM)


-------------------------------------------------------------------------------
       (TITLES OF ALL OTHER CLASSES OF SECURITIES FOR WHICH A DUTY TO
            FILE REPORTS UNDER SECTION 13(A) OR 15(D) REMAINS)

PLEASE PLACE AN X IN THE BOX(ES) TO DESIGNATE THE APPROPRIATE RULE PROVISION(S) RELIED UPON TO TERMINATE OR SUSPEND THE DUTY TO FILE REPORTS:

     RULE 12G-4(A)(1)(I)   |X|          RULE 12H-3(B)(1)(I)    |X|
     RULE 12G-4(A)(1)(II)  |_|          RULE 12H-3(B)(1)(II)   |_|
     RULE 12G-4(A)(2)(I)   |_|          RULE 12H-3(B)(2)(I)    |_|
     RULE 12G-4(A)(2)(II)  |_|          RULE 12H-3(B)(2)(II)   |_|
                                        RULE 15D-6             |_|

APPROXIMATE NUMBER OF HOLDERS OF RECORD AS OF THE CERTIFICATION OR NOTICE
DATE:  Common Stock -                                         19
       11 3/4 % Senior Subordinated Notes Due 2005 -           1
       11 3/4 % Series C Senior Subordinated Notes Due 2005 -  1


PURSUANT TO THE REQUIREMENTS OF THE SECURITIES EXCHANGE ACT OF 1934, TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC. HAS CAUSED THIS
CERTIFICATION/NOTICE TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED DULY AUTHORIZED PERSON.

                                TRANSPORTATION TECHNOLOGIES INDUSTRIES, INC.


DATE:  MARCH 13, 2000
                                BY:  /S/ KENNETH M. TALLERING
                                     -----------------------------------------
                                NAME:  KENNETH M. TALLERING
                                TITLE:   VICE PRESIDENT & GENERAL COUNSEL

Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the Commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.